Exhibit 99.1

2013 California United Bank

Executive Performance Cash Incentive Plan

I.	PLAN PURPOSE

The purpose of the 2013 California United Bank (CUB/or Company) Performance Cash Incentive Plan (“Plan”) is to reward employees participating in the Plan for any or all of the following components included in achieving the Bank’s annual financial plan and Bank profitability targets:

•	Execution of strategic initiatives

•	Bank Profitability

•	Loan Growth

•	Asset/Credit Quality

•	Deposit Growth

•	Efficiency Ratio (non-interest income/strategic expense management)

II.	ELIGIBILITY FOR PARTICIPATION

Employees in the Bank whose positions are listed below are eligible for consideration for an award under this Plan. Employees hired after September 1, 2013 of the Plan year are generally not eligible for an award. In order to participate in this Plan and potentially earn an award, the participants must be actively employed at CUB on the payment date as defined in the General Terms and Conditions section of this Plan document. Awards shall be earned and determined under the Plan in relation to the attainment of the performance targets set forth below, as determined by the Compensation, Nomination and Corporate Governance Committee (“Committee”) in its discretion. Newly hired employees, transferred employees, or employees promoted to qualifying positions will become eligible for participation in the Plan at the discretion of the Committee.

An employee is an eligible Plan participant upon being notified of his/her participation by the Committee. Ongoing participation in the Plan is at the discretion of the Committee.

Continued participation in the Plan is dependent upon the participant remaining an employee in good standing as defined by CUB.

III.	AWARDS

The performance targets described in this document and its attachments are for Plan year 2013 and may be amended at the discretion of the Committee. The following are the definitions as they relate to the three target categories. The pool for the Plan is funded determined by the performance levels as defined below:

Threshold Plan Target – In order for the Threshold Plan Target to be met, the Bank should perform within 80%-100% of the Financial Plan, Bank growth and/or profitability targets for the year. This component of the Plan provides flexibility and recognizes that there may be extraordinary actions/events that reflect long-term investment strategies which could impact short-term earnings.

Meets Plan Target – In order for the Meets Plan Target to be met, the Bank should perform at 100% of the Financial Plan, Bank growth and/or profitability targets for the year.

Exceeds Plan Target – In order for the Exceeds Plan Target to be met, the Bank should perform within 100%—125% of the Financial Plan, Bank growth and/or profitability targets for the year.

Participants

Senior Executives are eligible for consideration for an award calculated based on a percentage of salary, which is determined based on measurement against annual Bank- wide performance targets as outlined on Attachment A. The award, if earned, is paid annually by no later than March 15 of the following year.

The Financial Scorecard (Exhibit A-1) provides the criteria that have been approved as key performance metrics for the Plan year. The weighting of each of the performance metrics will be adjusted to reflect individual areas of responsibility for each participant.

IV.	GENERAL TERMS AND CONDITIONS

The provisions of the Plan are subject to periodic review and possible change throughout the Plan year, with the approval of the Committee.

In addition, CUB reserves the right to withdraw or withhold from the Plan any transaction, product or service it might select, revise territories, establish specific account, client or portfolio representation, and assign or reassign specific accounts, clients or portfolios within a participant’s territory at any time during the performance period, in its sole discretion. Notwithstanding anything to the contrary, this Plan shall comply with applicable federal and state statutes, regulations and guidelines as such may be applicable to the Plan.

Payment of awards will be made by direct deposit to the participant’s checking account or by check if the participant has not authorized direct deposit of wages. Applicable withholdings will be deducted from all payments. Payments made under this Plan will be used in the calculation of benefits only as required under the applicable benefit plan.

Awards will be determined generally based on the provisions of this Plan document, in the sole and absolute discretion of the Committee. The Committee will review and approve all award recommendations prior to submission to Payroll for payment. The Committee may adjust payments to reflect the impact of any event that requires a restatement of the Company’s audited financial statements.

Please be advised that if CUB notifies you in writing that you have received payments in error under this Plan, you shall be required to repay the aggregate amount of such payments to CUB no later than fifteen days following your receipt of such notice.

Non-Exclusivity

The Plan does not limit the authority of the Company, the Board, or the Committee, to grant awards or authorize any other compensation to any person under any other plan or authority.

Misconduct

If, at or before the time awards are paid, a Plan participant violates CUB policy, or engages in fraudulent conduct or any other act which results in the participant not being in good standing, the Plan participant may be determined to be ineligible for an award, at the sole discretion of the Company. Further, the Company reserves the right to suspend payment of awards pending any misconduct investigation that the Committee determines could impact a Plan participant’s eligibility for an award.

To qualify for an incentive award, a participant must have a satisfactory performance rating and not be in a formal disciplinary status. If an adverse performance rating is assigned to the participant, the Plan participant will not be eligible for an incentive award under this Plan. The Committee also has the discretion to determine that a participant on written warning or disciplinary status at any time during the Plan year is not eligible to receive any or part of an incentive award.

Changes in Employment Status

In the event a Plan participant dies, becomes disabled (as defined by CUB Short-Term or Long-Term Disability Plan provisions), retires, or is on a leave of absence (as defined by applicable CUB policies), he/she may be eligible for an incentive award based on the Committee’s discretionary review of performance results through the last date of the Plan participant’s active employment in the Plan-eligible position during the performance measurement period.

In the event of death, the incentive award payment, if any, will be issued in the name of the deceased and made payable to the estate.

Participants whose positions are eliminated may be eligible for prorated incentive awards, in the sole discretion of the Committee based on such factors as tenure in the qualifying position, overall performance level, and actual results attained. Eligibility shall be strictly at the discretion of the Committee. Participants who voluntarily terminate their employment with CUB prior to the date of actual payment of any incentive awards under the Plan are ineligible for an incentive award. In the event a participant’s employment is involuntarily terminated for reasons other than position elimination, eligibility for participation in the Plan automatically ceases at the time of such termination.

Adoption and Administration

The Plan is effective commencing on January 1, 2013, and ending December 31, 2013.

General authority and on-going responsibility for Plan administration is held by the Committee. Any exceptions to the provisions in this Plan require approval of the Committee.

No agreements or understandings will modify this Plan unless they are in writing and specifically approved by the Committee.

Plan Changes and Interpretation

The Bank reserves the right to make revisions to the Plan or to terminate the Plan at any time at its sole and absolute discretion. Nothing contained in this Plan shall vest any right in the incentive award payments until the payment is actually calculated and paid. Nothing herein alters or revises the employment-at-will agreement outlined at the time of hire.

The Plan shall not be construed to limit or prevent CUB from adopting or changing, from time to time, any rules, standards, or procedures affecting a participant’s employment with CUB or any CUB affiliate, including those which affect incentive award payments, with or without notice to the Plan participant.

Proprietary Information

This highly confidential material describing and related to the Plan is the sole property of CUB and shall be used only as expressly approved in writing by CUB. This type of material is critical to maintaining and enhancing CUB’s competitive advantage. Any unauthorized use or reproduction of this material is prohibited.

Ethical and Legal Standards

Plan participants are required to be familiar with, and abide by CUB’s Code of Ethics and comply with the letter and spirit of its provisions at all times.

In addition, a Plan participant shall not pay, offer to pay, assign or give any part of his/her compensation, incentive award or any other money to any agent, customer, or representative of a customer or any other person as an inducement or reward for assistance in making a sale. Moreover, no rights under this Plan shall be assignable or subject to any pledge or encumbrance of any nature.

If a participant fails to comply with the CUB’s Code of Ethics or the provisions included in this Plan document, or violates any other Bank policy, his/her eligibility for an incentive award may be deferred, reduced, or denied at the discretion of CUB’s management.

Senior Executive Plan Details

2013 California United Bank Performance Cash Incentive Plan

The Senior Executives include the following positions:

•	President and CEO

•	Chief Credit Officer and Chief Operating Officer

•	Chief Financial Officer

•	Commercial Banking Executive Managers

•	General Counsel

These positions are eligible for consideration for an incentive award calculated on a percentage of base salary* which is determined based on a number of factors, including measurement against annual corporate performance targets as outlined in the approved financial and strategic plan. This includes, but is not limited to:

•	Bank Profitability

•	Credit Quality

•	Production/Revenue

•	Efficiency Ratio (non-interest income/strategic expense management)

•	Regulatory Rating

•	Strategic Initiatives

The Financial Scorecard (Exhibit A-1) details more specific areas of measurement in each of the categories outlined above. For each participant, the weighting in each of the performance categories is adjusted to reflect individual areas of responsibility. The Scorecard is updated quarterly to reflect progress against goals and the Bank plan in each of these areas.

In addition to comparison to the Bank’s financial plan for the year, there is also a comparison to market peer banks to measure CUB performance relative to market peers, which is considered in the overall assessment of Bank performance.

Target Opportunity

Position Title	Threshold Plan Target	Meets Plan Target	Exceeds Plan Target
President & CEO	30% of base salary*	50% of base salary*	75% of base salary*

CCO & COO	20% of base salary*	40% of base salary*	60% of base salary*

CFO	20% of base salary*	40% of base salary*	60% of base salary*

Commercial Banking Executive Manager(s)	20% of base salary*	40% of base salary*	60% of base salary*

General Counsel	20% of base salary*	40% of base salary*	60% of base salary*

*	Equivalent of current annual base salary at time of award payout.

Recommendations for the President & CEO is the responsibility of the Committee. The recommendations for the CCO & COO, CFO, Commercial Banking Executive Manager(s) and General Counsel are generated by the President & CEO and approved by the Compensation, Nomination and Corporate Governance Committee.